Item 77C

Government Securities Portfolio and Treasury Portfolio, each a series of INVESTORS CASH TRUST

The Proxy Statement on Schedule 14A for Government Securities Portfolio and Treasury Portfolio, each a series of Investors Cash Trust (File No. 811-06103), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 21, 2002.